Infinicom proceeds according to plan - sells 24Holding Inc.

In line with its strategy to sell 24Holding Inc., Infinicom has now signed a Letter of Intent for the sale of its entire shareholding. The potential buyer is a company owned by private investors and a US investment bank.

It is Infinicom's intention to acquire the UK trading operations of 24Store in connection with the contemplated transaction, the purpose being to separate and expose the asset value of 24Holding Inc.'s stock exchange listing.

The reason behind this transaction structure, whereby the shares in 24Holding Inc. are sold exclusive of the 24Store operations, is the estimation of the Board of Directors that the value of the separate parts exceeds that of the 24Holding Inc. Group in its entirety. The Board of Directors furthermore expects 24Store to be sold by Infinicom in the third quarter of 2005.

"The consideration paid for the shares in 24Holding Inc. is well in line with our expectations. The sale of 24Holding Inc. means only that we are proceeding according to plan. With Server Group and the recently acquired Swedish company evolution & co as a solid foundation, we will now continue our strategic development of Infinicom. Our ambition is and remains to always provide our customers with global solutions for accelerated growth", says Bjorn Littorin, President and CEO of Infinicom AB:

In brief, the sale of 24Holding Inc. means that Infinicom is paid a consideration of USD 500,000 in cash, supplemented with shares in the company subsequent to its acquisition of a new operating organisation by means of a non-cash issue. The consideration for Infinicom's acquisition of the UK trading operation 24Store is yet to be established in detail, the transaction expected to take place in the second quarter of 2005.

In the estimation of the Board of Directors, the contemplated transaction has a beneficial effect on earnings in the Infinicom Group.

For further information, please contact Bjorn Littorin, phone +46 (0)70 - 665 65 15, e-mail bjorn.littorin@infinicom.se. Websites www.infinicom.se, www.servergroup.se and www.evolution-co.se.

Infinicom AB: Management and IT consulting with focus on accelerated growth of our customers' business.

Infinicom is a majority shareholder of 24Holdings Inc - a US listed company with trading operations in the UK.

The Infinicom share is listed on the NGM Equity market.